EXHIBIT 5.1

                     Pollard-Kelley Auditing Services, Inc.
                               Auditing Services
              4500 Rockside Road, Suite 450 Independence, OH 44131
                                  330-836-2558


               Report of Independent Certified Public Accountants


Board of Directors
American Ammunition, Inc.

We have reviewed the accompanying consolidated balance sheets of American Ammunition, Inc. as of June 30, 2007 and the related consolidated statements of income, stockholders' equity, and cash flows for the six-month periods ended June 30, 2007. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the object of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in notes to the financial statements, the Company has negative working capital, negative cash flows from operations and recurring operating losses which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles accepted in the United States of America.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

October 1, 2007
Independence, Ohio